INTL FCStone Names Annabelle Bexiga to Board of Directors
Board director and Fortune-100 Chief Information Officer brings vision and strategic leadership to INTL FCStone Inc. board.

NEW YORK, March 4, 2020 -- INTL FCStone Inc. (Nasdaq:INTL), a leader in the development of specialized financial services in commodities, global payments, foreign exchange, securities, and other markets, today announced that its board of directors has appointed a new director, Annabelle Bexiga.

Bexiga served as Chief Information Officer (CIO) of Global Commercial Insurance at American International Group (AIG) until 2017. After holding leadership positions at J.P. Morgan & Co. and Deutsche Bank, she served as CIO at JPMorgan Invest, Bain Capital, and the Teachers Insurance and Annuity Association (TIAA). Altogether, Bexiga has almost 30 years of experience and expertise in the financial industry.

Bexiga currently sits on the supervisory board of DWS Group GmbH of Frankfurt, Germany, where she serves on the remuneration committee. Additionally, she previously served on the boards of Selective Insurance Group and Nuveen Investments.

Sean O’Connor, CEO of INTL FCStone, said, “Annabelle brings to the Board deep expertise and experience in technology as it relates to the financial services industry, both domestically and internationally. In adding her to the board, we will benefit from her vast experience as we work to expand our network of services globally.”

John Radziwill, Chairman of the Board of INTL FCStone, added, “We are extremely pleased to welcome Annabelle to the INTL FCStone Board. Her deep technology expertise in the financial services sector, acquired on a global scale, will be an invaluable addition to our company.”

About INTL FCStone Inc.
INTL FCStone Inc. (NASDAQ: INTL) connects its clients with the global markets across asset classes - providing execution, post-trade settlement, clearing and custody. Clients use its digital platforms, market intelligence and high-touch service to manage their market risk, pursue trading opportunities, make investments efficiently, and improve their business performance.

Further information on INTL FCStone is available at www.intlfcstone.com.

Contact
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com

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